Exhibit 99.1

EVINE Live Celebrates First Anniversary and Announces Spring Lineup and Brand Premieres

The digital retailer celebrates its first year as EVINE Live over Valentine’s weekend, featuring new and returning brands to its spring lineup

MINNEAPOLIS, MN – February 4, 2016 – EVINE Live Inc. (NASDAQ: EVLV), a digital commerce company (evine.com), today announced that it will celebrate its first anniversary as EVINE Live over Valentine’s weekend, February 11 - 14.

“Our first year as EVINE Live has been a transformative one. A year ago we began debuting many new and exciting brands such as Beekman 1802, Consult Beaute, Paula Deen, Todd English, Nancy O’Dell and Nicole Curtis Home, among others, as part of our strategy of diversifying our product mix. We expect these brands as well as the new brands we will premiere this Spring will allow us to continue to effectively execute this strategy,” said Mark Bozek, EVINE Live’s Chief Executive Officer.

The EVINE Live “1st Birthday Bash” kicks off at 6pm ET on February 11 and includes a variety of exclusive product offerings and new brand introductions. During the birthday event, the “Believe at Home by Michelle Williams” collection will officially debut alongside Beekman 1802, Indigo Thread Co., Paula Deen Kitchen, 100% PURE Cosmetics and Todd English. In addition, long-time customer favorite brands will join the celebration, including Invicta Watches, One World Fashions, Diamond Treasures, The Gem Insider, NYC II Jewelry and more. Viewers will also have an opportunity to win one of three shopping sprees during an exclusive birthday sweepstakes offered during the event.

Among the emerging brands that are scheduled to return to EVINE Live in Spring 2016 are:

•	Paula Deen’s Kitchen
•	Nancy O’Dell Fashions
•	Beekman 1802
•	Fair Child by Karen Fairchild Fashions
•	Todd English Collection
•	Nicole Curtis Home
•	Andrew Zimmern: World’s Best Meats
•	Consult Beaute with Dr. Terry & Heather Dubrow
•	100% PURE Cosmetics
•	OptiLife Nutrition by Dr. Joe
•	BoKu Superfoods
•	Sword & Plough

New brand introductions planned for Spring 2016 include:

•	V by Vanessa Williams Fashions
•	Believe at Home by Michelle Williams
•	Lisa Vanderpump Home
•	Betsy Johnson Fashion Jewelry
•	Forever Moissanite Jewelry
•	Charms & Chains Jewelry
•	Cailyn Beauty
•	Active Argan Breakthrough Beauty
•	Gravity Defyer Footwear
•	Pietro NYC Handbags
•	Phoenix Fashion Week
•	Musse & Cloud Footwear

Customer favorite brands including Invicta, Skinn Cosmetics, Isomers Skincare, Waterford, Kate & Mallory Fashions, One World Fashions, Suzanne Somers, Gems en Vogue, Gem Insider, Gem Treasures, Waggoner Chocolates, “Deadliest Catch” Collection, Pamela McCoy Collection and Cook’s Companion will be among the established brands that round out the Company’s Spring product lineup.

Customers are invited to tune in to EVINE Live’s 1st Birthday Bash via cable and satellite, mobile apps and live streaming online at www.evine.com. EVINE Live airs on DIRECTV channels 73 and 316, DISH Network channels 134 and 228 and the nation’s top cable providers. Find EVINE Live in your area: bit.ly/1CNa450.

For more information on EVINE Live, visit www.evine.com.

About EVINE Live Inc.
EVINE Live Inc. (NASDAQ: EVLV) is a digital commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and on mobile. EVINE Live reaches approximately 88 million cable and satellite television homes 24 hours a day with entertaining content that engages its community of customers in a comprehensive digital shopping experience.

Forward-Looking Information

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; and the risks identified under "Risk Factors" in our recently filed Form 10-K. More detailed information about those factors is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

Media:

EVINE Live
Dawn Zaremba
EVINE Live Inc.
press@evine.com
(952) 943-6043

Investors:

Jason Iannazzo
EVINE Live Inc.
jiannazzo@evine.com
(952) 943-6126